Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

FIRST REGIONAL BANCORP

H. ANTHONY GARTSHORE and THOMAS E. MCCULLOUGH certify that:

1.             They are the president and secretary, respectively, of FIRST REGIONAL BANCORP, a California corporation.

2.             Article FOUR of the Articles of Incorporation of this corporation is hereby amended to read as follows:

“FOUR: This Corporation is authorized to issue two (2) classes of shares of stock: one class of shares to be called “Common Stock”; the second class of shares to be called “Preferred Stock.” The total number of shares of stock which this Corporation shall have authority to issue is one hundred sixty million (160,000,000), of which one hundred fifty million (150,000,000) shall be Common Stock and ten million (10,000,000) shall be Preferred Stock.

The Preferred Stock authorized by these Articles of Incorporation may be issued in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the numbers of shares of any series.”

3.             The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4.             The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation is 11,836,016. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:	July 6, 2009	By:	/s/ H. Anthony Gartshore
H. Anthony Gartshore
President and Chief Executive Officer

		By:	/s/ Thomas E. McCullough
Thomas E. McCullough
Corporate Secretary